EXHIBIT 99.1                         [LOGO]                         NEWS RELEASE

                                    VASCULAR
                                    SOLUTIONS



For Immediate Release: Tuesday, April 30, 2002

                                               Contact: Howard Root, CEO
                                                        Jim Butala, CFO
                                                        Vascular Solutions, Inc.
                                                        (763) 656-4300
                                                        (763) 656-4250 (fax)

            VASCULAR SOLUTIONS ACQUIRES ACOLYSIS ULTRASOUND BUSINESS

   INTERNATIONAL SALES TO COMMENCE THROUGH VASC'S EXISTING DISTRIBUTOR NETWORK
     ACQUISITION PRICE OF $1.5 MILLION ACCOUNTED AS A PURCHASE OF ASSETS AND TECHNOLOGY NO SUBSTANTIAL INCREASE IN DEVELOPMENT OR SALES EXPENSES EXPECTED


         MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq:VASC) today announced that it has acquired the Acolysis(TM) intravascular ultrasound business from the secured creditors of Angiosonics, Inc. in exchange for $1.5 million in cash. The Acolysis system is a CE marked product that uses a generator and disposable intravascular probe to deliver ultrasound waves to lyse blood clots and plaque in peripheral and coronary arteries. The Acolysis system has been sold in international markets since 1998, with cumulative sales in excess of $2 million.

         "The Acolysis system is a unique approach to the challenging problem of treating chronic total occlusions in peripheral vessels," commented Howard Root, Chief Executive Officer of Vascular Solutions. "We are impressed with the substantial early international clinical experience of the product for treating peripheral occlusions as well as the potential future applications of the ultrasound technology in interventional cardiology and throughout interventional medicine. This acquisition clearly fits into our plan of acquiring additional interventional products that we can efficiently bring to our existing customer base through our existing distribution system," Mr. Root added.

         Prof. Gottfried Rudofsky of the University of Essen in Essen Germany, who has personally used the Acolysis system on more than 200 patients since 1998 commented: "The Acolysis system is an excellent technique for clot dissolution and debulking thrombotic material in peripheral arterial occlusions of any age. It shows remarkable primary technical and clinical success rates in our large sample of peripheral arterial occlusive disease patients with long arterial occlusions."

         The acquisition will be accounted for as a purchase of assets and technology in the second quarter of 2002. Approximately $500,000 of the acquisition price is expected to be allocated to the assets acquired in the transaction. The remainder of the acquisition price is expected to be amortized over the useful life of the intangible assets.



                            VASCULAR SOLUTIONS, INC.
           2495 Xenium Lane North * Minneapolis, Minnesota 55441-3625
      PHONE: 763/656-4300 * FAX: 763/656-4250 * www.vascularsolutions.com

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         "With this acquisition, we will continue the development and sales efforts of the Acolysis product and the ultrasound technology within Vascular Solutions' existing organization," added Mr. Root. "With the efficient use and re-allocation of our existing resources, we believe that the Acolysis development will not substantially increase our R&D or sales expenses. At this point, we have forecasted future sales of the Acolysis system at between $200,000 and $500,000 for the remainder of 2002, and approximately $1 million for 2003, all from international markets. In the United States, independent clinical studies will be required to support the necessary regulatory filings with the FDA. We expect that it will take between two and three years to complete the clinical evaluations for U.S. commercialization," Mr. Root concluded.

ABOUT VASCULAR SOLUTIONS

Vascular Solutions, Inc. is an interventional medical device company with a focus on sealing devices. The company's first product is the Duett sealing device which combines an easy-to-use balloon catheter delivery mechanism with a biological procoagulant mixture to enable cardiologists and radiologists to rapidly seal the puncture site following catheterization procedures such as angiography, angioplasty and stenting. In February 2002 the Company commenced worldwide sales of its second product, the D-Stat flowable hemostat, which is used in a wide variety of interventional procedures for the local management of active bleeding.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2001 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with our limited operating history, defense of patent infringement lawsuits, adoption of our new sealing methodology, reliance on a sole product, lack of profitability, lack of experience with a direct sales force, exposure to possible product liability claims, the development of new products by others, dependence on third party distributors in international markets, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, actions by the FDA related to the Duett sealing device, and the loss of key vendors.

For further information, connect to www.vascularsolutions.com.

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